EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Creative Business Concepts, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated April 30, 2004, with respect to the financial statements of Creative Business Concepts, Inc., in the Registration Statement of Creative Business Concepts, Inc. on Form SB-2/A (Amendment No. 1) relating to the registration of 1,000,000 shares of common stock to be filed on January 7, 2005. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

                                    HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

January 7, 2004